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Exhibit 10.11

EXECUTION COPY

NON-EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

        This Distributorship Agreement (the "Agreement") dated as of October 10, 2002, is by and between ETHICON ENDO-SURGERY, INC., an Ohio corporation, of 4545 Creek Road, Cincinnati Ohio ("ETHICON"), and FISCHER IMAGING CORPORATION, a Delaware corporation, of 12300 North Grant Street, Denver, Colorado 80241-3120 ("FISCHER").

        WHEREAS, ETHICON already sells and desires to continue to sell the Products in the Territory for use in the Field (In each case, as defined below) during five term of this Agreement; and

        WHEREAS, ETHICON wishes to appoint FISCHER as its non-exclusive distributor of certain Products in the Territory for use in the Field on the terms and conditions set forth herein;

        WHEREAS, FISCHER desires to be appointed as ETHICON's non-exclusive distributor of the Products In the Territory for use in the Field on the terms and conditions set forth herein; and

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the sufficiency of which is acknowledged by both parties, the parties hereto agree as follows:

        1.     DEFINITIONS. The following capitalized terms shall, except where the context otherwise requires, have the meanings specified below:

          (a)   "Affiliate" shall mean with respect to any party to this Agreement, any corporation or entity controlling, controlled by or under common control with such party, whether through the ownership of voting securities, by contract or otherwise.

          (b)   "FDA" shall mean the United States Food and Drug Administration or any successor or substitute agency having Federal regulatory health care responsibility for the Products and, where the context requires it, the equivalent governmental agency in any other country.

          (c)   "Field" shall mean the market for Tables in the Territory.

          (d)   "Products" shall mean the Mammotome® Biopsy system, and any accessories, and repair or service agreements related thereto and such modifications, enhancements and variations thereof, as more particularly described on Schedule 1(d) hereto, and "Product" shall mean any single Product.

          (e)   "Table" shall mean the MAMMOTEST® Stereotactic X-RAY Table manufactured and sold by Fischer from time to time during the term of this Agreement, including any variations, modifications, enhancements or upgrades thereof.

          (f)    "Territory" shall mean the territory described on Schedule 1(c).

        2.     RIGHTS TO PRODUCT.

          (a)   Appointment. Subject to the terms and conditions hereinafter set forth, and so long as this Agreement shall remain in effect, ETHICON hereby appoints FISCHER as a distributor for the Products in the Territory for use in the Field and FISCHER accepts such appointment and agrees to so act. FISCHER's right to offer the Products in the Territory for use in the Field is non-exclusive.

          (b)   Limit to Field. FISCHER agrees to use reasonable commercial efforts in good faith to sell the Product with each Table that it sells. In the event FISCHER sells a Table without a Product, it shall advise ETHICON within 30 days of the sale. FISCHER further agrees that it shall not, without the prior written consent of a ETHICON representative, directly or indirectly, offer, sell, resell, lease or promote Products outside the Field nor assist, directly or indirectly, any other party to do so. The sale of the Product as a stand alone system without a Table would be considered a sale outside the Field for purposes of this Agreement. If any Products purchased by FISCHER hereunder are found to have been offered, sold, resold, leased or promoted by FISCHER outside the Field or outside the Territory or both without the prior written approval of ETHICON, it shall be considered a material breach of this Agreement.

          (c)   Third Parties. FISCHER shall have no right to appoint any sub-distributor or dealer for the Products or otherwise purport to grant any rights to the Products to any third party, without the prior written consent of ETHICON, including approval of the terms of any agreements creating any such relationship. Any such consent or approval shall be in the sole discretion of ETHICON.

          (d)   No Similar Products. During the term of this Agreement and in consideration for the grant of the appointment in Section 2(a) above, FISCHER shall not represent or offer for sale, or enter into any negotiation with any third party to represent or offer for sale any product or device for breast biopsy, other than the Product. Except as expressly set forth above, each of the parties acknowledges this Agreement is not intended to confer on the other party any right of exclusivity on or in connection with the subject matter of this Agreement.

          (f)    Other Products. Nothing herein shall be deemed to grant FISCHER any rights to market or distribute any products of any Affiliate of ETHICON or to restrict any Affiliate of ETHICON from marketing any products, other than the Product, in the Field.

          (g)   Discontinued Products. Nothing herein shall be deemed to prevent ETHICON from discontinuing the sale of any or all Products hereunder. In the event ETHICON elects to discontinue to offer any or all Products, this Agreement shall be terminated in respect of the discontinued Product or Products. Other than in a recall pursuant to Section 3(h), ETHICON shall give FISCHER 45 days prior written notice of its desire to discontinue a Product.

          (h)   Modifications, Enhancements, Upgrades. In the event ETHICON modifies, enhances or upgrades (each, an "upgrade") a Product during the term of this Agreement, ETHICON agrees to provide FISCHER with such upgrade in accordance with its then prevailing pricing policy regarding supply of the upgrade and the upgrade shall be included in the definition of Products.

        3.     FISCHER ORGANIZATION AND EFFORTS.

        FISCHER shall use diligent efforts in good faith to develop the market for and to sell the Products within the Field, and to such end:

          (a)   Training of Representatives. FISCHER shall be responsible for ensuring substantially all its field representatives offering or selling the Products and relevant administrative personnel who have oversight of the Products attend one or more training courses regarding the Products, at least one of which is to involve instruction by ETHICON, prior to such representative distributing the Products in the Field.

          (b)   Product Materials. In connection with distributing the Products, FISCHER agrees to use diligent efforts in good faith to ensure its representatives shall use only the Products' promotional materials provided by ETHICON. FISCHER acknowledges and agrees that it shall not develop, create, or use or cause its representatives to use any other promotional material or literature to offer the Products without the prior review and written consent of ETHICON. Any such consent or approval shall be in the sole discretion of ETHICON. FISCHER further agrees to use diligent efforts in good faith to cause its representatives immediately to cease offering promotional material when instructed in writing to do so by ETHICON. All ETHICON approved advertising by FISCHER shall be without recourse to ETHICON for any expense incurred unless such expense shall have been specifically authorized beforehand in writing by ETHICON.

          (c)   Statements and Claims. FISCHER shall instruct its representatives to limit their statements, claims, representations and warranties regarding the Products, including efficacy and safety, to those which are consistent with the Products' FDA approved labeling and the Products' promotional materials.

          (d)   Compliance with Law. In the performance of all of its obligations hereunder, the exercise of its rights hereunder and its use, operation and storage of the Products, FISCHER shall comply with all applicable conventions, laws, rules, regulations and order of governmental authorities having jurisdiction over FISCHER and the Products. ETHICON agrees to advise FISCHER of any FDA or other regulatory changes and updates affecting the Products.

          (e)   Conventions and Trade Shows; Education. FISCHER agrees to consult with and to seek the prior written consent of ETHICON for any display relating to the Products at any convention or trade show that FISCHER proposes to attend during the term of this Agreement (a "Display Notice"). FISCHER further agrees to consult with and seek the prior approval of ETHICON for any course to educate customers and health care professionals about the Products that FISCHER may sponsor or promote during the term of this Agreement.

          (f)    Inventory Control. FISCHER shall be responsible for inventory control of the Products and sales reports. FISCHER will provide initial product traceability information to ETHICON as set forth in Schedule 3(f). This information shall be provided to ETHICON within 7 days of shipment of all Products.

          (g)   Adverse Experience Reporting. FISCHER shall, throughout the duration of this Agreement and for a period of 2 years after expiration or termination hereof, promptly notify ETHICON of receipt of any information its officers are aware of concerning any serious side effect injury, toxicity or sensitivity reaction or any unexpected incident, and the severity thereof, associated with the clinical use of the Products whether or not determined to be attributable to such Products. FISCHER shall also furnish reports of non-serious expected and non-serious unexpected adverse experiences associated with any Product which its officers become aware of. Nothing herein shall relieve FISCHER of its sole responsibility for reporting all adverse experiences with respect to the Products in conformance with all applicable laws and requirements of any governmental agency regulating the Field. The provisions of this Section shall survive the expiration, cancellation or termination of this Agreement.

          (h)   Recalls. If ETHICON shall request, or if any governmental agency having jurisdiction in the matter shall order, and ETHICON shall not timely contest, any change in or corrective action with respect to any Product distributed by FISCHER pursuant to this Agreement, ETHICON and FISCHER shall consult in good faith concerning the nature thereof and the means of implementing the same. If ETHICON shall determine to pursue such Product change or corrective action, FISCHER shall cooperate in implementing the Product change or corrective action, including, where indicated, notifying customers and arranging with them for return of the affected Product. ETHICON shall reimburse FISCHER for its reasonable costs of effecting any such Product change or corrective action, except that FISCHER shall bear the costs of any such action which results from the actions or omissions of FISCHER. ETHICON shall have no liability to FISCHER for any claims based on lost profits or business injury resulting from any such corrective action. In each case of any such corrective action, the minimum volume target set forth in Section 4 below shall be equitably adjusted. The provisions of this Section shall survive the expiration, cancellation or termination of this Agreement.

          (i)    Quarterly Reports. Each party shall keep the other advised of general market and other developments that may affect the sale of Products in the Field, as well as information on competitive products and activities which come to its attention. In addition, FISCHER shall provide ETHICON with a written quarterly report on a region by region basis describing its sales and marketing activities for the preceding quarter and providing a forecast and summary of marketing and promotional activities scheduled for the next quarter.

        4.     QUANTITIES, PRICES AND FORECASTS.

          (a)   Pricing. Transfer pricing and product availability schedules for the Products are described in Schedule 4(a) attached hereto. FISCHER agrees ETHICON may at any time change the transfer price upon 30 days prior written notice to FISCHER provided FISCHER receives the lowest transfer price paid by any other distributor or similar intermediary.

          (b)   Minimum Purchases. FISCHER agrees to place Purchase Orders (as defined below) for the volume of Products set forth in Schedule 4(b) hereto (the "Minimum Volume") during each calendar year of the term of this Agreement (each such period a "Contract Year"). If FISCHER fails to place Purchase Orders with ETHICON for the Minimum Volume, then the sole remedy of ETHICON is the option (which option must be notified in writing to FISCHER) to increase the transfer pricing in Schedule 4(a); provided, however, the transfer pricing shall not be increased if FISCHER pays an amount to ETHICON equal to the difference between the cost of the orders it placed during such year and the Minimum Volume.

          (c)   Limitation on Obligation to Supply. ETHICON's obligation to supply each of the Products hereunder shall at all times be subject to the condition that ETHICON is able to obtain or make a sufficient supply of such Product to sell to FISCHER. ETHICON shall use reasonable commercial efforts to meet delivery schedules. In the event that any Product available to ETHICON is in short supply, ETHICON shall notify FISCHER of such shortage and shall reasonably allocate to FISCHER a share of the amount of such Product available to ETHICON, taking into consideration the respective unit sales of FISCHER and ETHICON's other customers in the world for the Product(s). In such event, FISCHER's minimum volume targets for Product purchases shall be equitably adjusted.

          (d)   Estimated Quantities. In order to assist ETHICON in its production planning, FISCHER shall submit to ETHICON as soon as possible after the effective date of this Agreement a Product-specific Forecast of its expected requirements for Products in the First Contract Year. Thereafter, on a quarterly basis, FISCHER shall submit to ETHICON a rolling, non-binding written Forecast of FISCHER's expected requirements for Products for the following 12 month period 15 days prior to the next quarter (the "Forecast").

          (e)   Purchase Orders. FISCHER shall submit to ETHICON a purchase order on such form as the parties shall agree from time to time for its requirements of a specific Product(s) (a Purchase Order), and ETHICON shall supply FISCHER with the quantity so ordered.

          (f)    Terms of Sale. Subject to the provisions of Section 4(c) above, all Purchase Orders for Product shall be subject to reasonable acceptance by ETHICON, and all sales shall be subject to the terms and conditions of sale of the standard purchase order of ETHICON and notified to FISCHER in writing at the time of shipment. However, in the event such terms conflict with the terms and conditions established in this Agreement, this Agreement shall prevail. No provision on FISCHER's purchase order forms which may impose different conditions upon ETHICON or any Affiliate shall be of any force or effect unless expressly agreed to in writing by ETHICON.

          (g)   Payment. Terms for payment by FISCHER for Products ordered hereunder shall be net 30 days, from the later of the date of invoice or shipment on all purchases.

          (h)   Reporting. FISCHER shall provide ETHICON with quarterly sales reports for the Products in a format approved by ETHICON from time to time. Such reports will be provided to ETHICON on or before 30 days after the end of each quarter during the term of this Agreement.

          (i)    Audit. ETHICON shall have the right during regular business hours to (i) inspect FISCHER's distribution facilities on reasonable advance notice of 30 days, (ii) review and audit FISCHER's books, records, inventories and activities in connection with its obligations under this Agreement on reasonable advance notice of 30 days, and (iii) ensure compliance with the FDA's regulatory requirements and ETHICON's own quality assurance guidelines applicable to the Products upon reasonable advance notice of 7 days.

        5.     DELIVERIES.

        In respect of Product order(s) that are up to 125% of the amount specified for a particular Product in the Forecast (as updated for the relevant month), ETHICON's standard lead time for delivery will be 30 days. In respect of that portion of any Purchase Order which is for greater than 125% of the amount of Product specified in the Forecast, ETHICON's standard lead time for delivery will be 60 days. In the event Products are not available in the standard lead times, ETHICON will notify FISCHER within 5 business days of receipt of an order of the expected shipment date. ETHICON will deliver orders of FISCHER, freight prepaid, FOB FISCHER's distribution facility specified in the Purchase Order. ETHICON will make no additional payments for shipping Products, including excess freight costs for rush orders, delivery to sites other than the FISCHER distribution facility or for other accessorial charges. Claims for errors or shortages in shipment must be reported to ETHICON promptly.

        6.     ETHICAL BUSINESS PRACTICES.

        ETHICON has represented to FISCHER that ETHICON's corporate policy requires that ETHICON's business be conducted within the letter and spirit of the law. By signing this Agreement, FISCHER agrees to conduct the business contemplated herein in a manner which is consistent with such policy and the terms and provisions of this Agreement including, but without limiting the foregoing, FISCHER's obligations regarding product materials, statements and claims, compliance with the law and auditing as more fully set forth in Section 3 hereof. FISCHER's failure to abide by the provisions of this Section 6 shall be deemed a material breach of this Agreement and ETHICON may terminate this Agreement in accordance with Section 13(c) hereof.

        7.     PRODUCT WARRANTY TO FISCHER.

          (a)   Warranty. ETHICON warrants to FISCHER that the Products upon delivery will be of merchantable quality and shall comply with the specifications therefor.

          (b)   Remedy. In the event FISCHER determines any Product delivered hereunder did not upon delivery conform to the specifications therefor and notifies ETHICON within 90 days of receipt of such Product or, in respect of Products sold to customers, within a reasonable time after discovery of the failure to conform, FISCHER shall cooperate with ETHICON in investigating such circumstances. Upon confirmation of such nonconformity, ETHICON shall, at its option, either refund the purchase price or promptly replace such Product at no charge.

          (c)   Limitation on Warranty. The foregoing warranty shall not apply to, and ETHICON shall have no responsibility hereunder or obligations pursuant to paragraph (b) above for, any defects or damage caused by improper storage, drops or misuse, abuse, neglect or accident unless caused by ETHICON or any of its employees or agents.

          (d)   Limitation. The warranty stated above extends to FISCHER and its direct customers only, and does not extend and may not be assigned to any other party.

          (e)   Complaints. FISCHER shall communicate promptly to ETHICON's Customer Service Department any product complaints received by FISCHER. FISCHER will immediately notify by telephone ETHICON's Regulatory Affairs Department of any inspection initiated by any governmental agency having any regulatory health care responsibility which in either case affects or relates to any of the Products. FISCHER shall promptly notify ETHICON of any and all communications received from any government or regulatory authority concerning the Products and will provide ETHICON with copies of all correspondence relating thereto. ETHICON shall have the right to participate in the resolution of all such material communications. ETHICON agrees to notify FISCHER of every FDA reportable event in respect of the Products.

        8.     INSURANCE: LIMITATION OF LIABILITY FOR DAMAGES.

          (a)   Insurance. During the term of this Agreement, FISCHER agrees to maintain in full force and effect valid and collectible commercial general liability insurance including product liability coverage in an amount of not less than $10 million per occurrence and professional liability insurance in an amount of not less than $2 million per occurrence which coverage shall be secondary rather than primary. During the term of this Agreement, ETHICON agrees to maintain in full force and effect valid and collectible commercial general liability and product liability insurance in an amount of not less than $10 million per occurrence. The insurance of ETHICON above shall be primary and name FISCHER as an additional insured only in respect of the obligation of ETHICON to indemnify FISCHER under Section 9(b) below. Upon the request of a party hereto, the other party shall provide to the requesting party a certificate of coverage or other written evidence reasonable satisfactory to the requesting party of such insurance coverage.

          (b)   Limitation of Liability. As between themselves, neither party shall, in any case, be liable to the other for special, incidental, consequential or punitive damages arising from breach of warranty, breach of contract, negligence or any other legal theory. For purposes of clarification only, this provision does not apply in respect of claims by third parties.

        9.     INDEMNITIES.

          (a)   Patent Indemnity. ETHICON agrees to indemnify and hold FISCHER harmless against and from all claims or actions for patent or other intellectual property right infringement to the extent that such claim or action is based on the assertion that the sale of a Product hereunder infringes any United States patent or violates any intellectual property right of any third party, provided that (i) FISCHER informs ETHICON promptly of any such claim or action asserted against FISCHER, (ii) ETHICON shall have the right to control the defense against any such claim or action, and (iii) FISCHER cooperates fully with ETHICON in such defense.

          (b)   Negligence; Product Liability Indemnity. ETHICON agrees to indemnify and hold harmless FISCHER, its officers or employees, against and from (x) all claims or actions for personal injuries in connection with or arising from or otherwise to the extent such claims or action is attributable to any negligent acts or omissions of ETHICON, its employees and officers, and (y) all product liability claims or actions for personal injuries sustained by any employee or officer of FISCHER or any third party to the extent such claim or action arises out of the use of a Product sold by ETHICON to FISCHER hereunder; provided that (i) FISCHER informs ETHICON promptly of any such claim or action asserted against FISCHER, (ii) ETHICON shall have the right to control the defense against any such claim or action, and (iii) FISCHER cooperates fully with ETHICON in such defense.

          (c)   Indemnity by FISCHER. FISCHER agrees to indemnify and hold ETHICON harmless against and from all claims or actions for personal injuries in connection with or arising from or otherwise to the extent such claim or action is attributable to (x) any negligent acts or omissions of FISCHER, its employees or officers and (y) any (must include oral statements) statement, claim, representation or warranty made by FISCHER, its employees or officers with respect to a Product or the use of a Product which is not included in the Product labeling, contained in ETHICON's written Product materials furnished to FISCHER hereunder or previously approved by ETHICON in writing; provided that (i) ETHICON informs FISCHER promptly of any such claim or action asserted against ETHICON, (ii) FISCHER shall have the right to control the defense against any such claim or action, and (iii) ETHICON cooperates fully with FISCHER in such defense.

          (d)   Survival. This Article IX shall survive termination of this Agreement

        10.   INTELLECTUAL PROPERTY.

          (a)   Ownership by Company and Affiliate. FISCHER acknowledges that, as between FISCHER and ETHICON, ETHICON or an Affiliate of ETHICON is the exclusive owner of or has all rights to the patents, trademarks, copyrights, and confidential information used in connection with the Products, including but not limited to those trademarks described on Schedule 10(a) hereto.

          (b)   Use by FISCHER. The containers and packaging for all Products offered by FISCHER shall bear ETHICON's trademarks and name, as approved by ETHICON. Except as otherwise required by law, no other marking or labels shall be affixed to the containers in which Products are packaged or shipped without approval of ETHICON. In the performance of this Agreement, FISCHER is entitled to display such of ETHICON's trademarks and copyrighted material as approved by ETHICON for the Products; provided, however, that FISCHER shall follow instructions of ETHICON at all times as to the use or discontinuance of such trademarks and copyrights. Products shall always be offered under such of ETHICON's trademarks, if any, as ETHICON may elect. Use of any such trademarks shall not give FISCHER any right to such trademarks.

        11.   CONFIDENTIAL INFORMATION.

        As used herein, confidential information includes but is not limited to all information given to or acquired by either party in the course of this Agreement relating to the other party, any Affiliates, the Products, their design, manufacture, composition and use, and information relating to the present or projected marketing of the Products and strategic plans of either party but specifically excluding the sales reports described in Section 4(h) hereof. The parties agree they shall not divulge any confidential information to third parties or use any confidential information except in furtherance of this Agreement and not for any purpose competitive with the other party. Upon the effective date of termination of this Agreement, each party shall return all of such other party's confidential information in written form including all copies and extracts of such confidential information and all notes based thereon. This provision shall survive termination of this Agreement until the parties have returned the confidential information of the other party. This obligation of confidentiality shall not apply to any information which is or later becomes public knowledge through no fault of the other party, or which is subsequently acquired by the other party from sources under no obligations of secrecy, or which is reasonably required to be disclosed by law or in order to obtain any appropriate governmental approvals but only to the extent such disclosure is so required.

        12.   TERM OF AGREEMENT; TERMINATION.

          (a)   Term. This Agreement shall be for a term beginning on October 10, 2002 and continuing through and until October 10, 2004. Any renewal of this Agreement shall be subject to mutual agreement of the parties.

          (b)   Material Breach. Either party may terminate this Agreement for any material breach of this Agreement (including non-payment of money) by the other party, effective 60 days after the giving of written notice to the other party of the reasons for such termination and such other party shall fail to substantially cure or rectify the deficiencies specified in such notice within said period.

          (c)   Insolvency. This Agreement shall terminate automatically without notice to either party if either party shall become insolvent, be adjudicated bankrupt, shall make a general assignment for the benefit of creditors, or shall take the benefit of any insolvency, reorganization or other relief act or similar law, or if a receiver or trustee be appointed for any substantial part of its property.

        13.   EFFECT OF TERMINATION.

          (a)   No Penalty. No penalty, indemnity or other liability or payment shall be assessed against either party by reason of any lawful termination as herein provided; provided, however, that termination of this Agreement shall not release either party from any liability which at the time of termination has already accrued to the other party hereto or which after termination may accrue in respect of any act or omission prior to termination.

          (b)   Discontinuance Upon Termination. In the event of termination or expiration of this Agreement for any reason, FISCHER shall cease offering the Products and cease all use of the patents, trademarks, copyrighted material and confidential information of ETHICON and its Affiliates within 30 days of the effective date of termination or expiration of this Agreement. FISCHER shall return to ETHICON all property of ETHICON in FISCHER's possession, including, without limitation, literature, instructions, manuals, brochures, reprints, and marketing. Thereafter, without the prior written consent of ETHICON, FISCHER shall not offer, sell or resell, directly or indirectly, any Products, including any capital equipment, to any third party. FISCHER specifically acknowledges that doing so is likely to cause confusion, mistake, deceive the public, or trade upon the good will of the Products, thereby causing harm to ETHICON.

          (c)   Repurchase by ETHICON. ETHICON shall as soon as practicable after the date of termination conduct an audit of FISCHER's inventory of Products. Notwithstanding the above paragraph, if this Agreement did not terminate following a breach by FISCHER and if previously agreed to in writing by ETHICON, FISCHER will be permitted to sell off all its existing inventory of Products after the 30 day period provided in paragraph (b) above. If ETHICON does not permit or FISCHER does not wish to sell all existing inventory after the 30 day period, ETHICON will buy back from FISCHER that amount of Products in the FISCHER Inventory equal to the dollar amount of Products specified in the current quarterly Forecast at the same price that FISCHER bought such Products from ETHICON. In respect of all other Products in the FISCHER Inventory, ETHICON will repurchase such Products subject to a 15% restocking fee. If this Agreement is terminated due to breach of this Agreement by FISCHER, all Products in the FISCHER inventory will be repurchased at the same price FISCHER bought such Products from ETHICON less a 15% restocking charge. For purposes of this clause, "Products in the FISCHER Inventory" shall be limited to those Products that are of merchantable quality (specifically excluding sales demonstration units and other used equipment). ETHICON shall be under no obligation to repurchase any sales demonstration units or other used equipment and agrees that FISCHER may sell such units and equipment.

          (d)   Survival. The provisions of Sections 3(g) and (h), 10, 11, 12 and this Section 13 shall survive termination of this Agreement.

        14.   INDEPENDENT CONTRACTORS.

        ETHICON and FISCHER are Independent contractors. Neither FISCHER nor its employees or representatives are employees, agents or representatives of ETHICON or the Affiliates, and shall not hold themselves out as such, nor do they have authority or power to bind ETHICON and the Affiliates or contract in ETHICON's or any Affiliate's name. FISCHER shall bear all expenses incurred by it in acting hereunder, including without limited the generality of the foregoing all office expenses, traveling and entertainment expenses, postage and salaries of its representatives and its other personnel, as well as all advertising and promotional expenses.

        15.   NOTICES, COMMUNICATIONS, ETC.

        Any notice or other communication required or permitted hereunder shall be sufficient if in writing and delivered by messenger or mailed by first class mail, postage prepaid, or by facsimile, to the address of the recipient party at its address set forth below or as changed by notice given hereunder.

    If to ETHICON:

    ETHICON ENDO-SURGERY, INC.
    4545 Creek Road
    Cincinnati, Ohio
    Attention: Vice President, Sales & Marketing, Breast Care
    Fax: (513) 337-3666

    With a copy to:

    Associate General Counsel, Corporate
    Johnson & Johnson
    One Johnson & Johnson Plaza
    New Brunswick, NJ 08933
    Fax: (732) 524-2788

    If to FISCHER:

    FISCHER IMAGING CORPORATION
    12300 North Grant Street
    Denver, Colorado 80241-3120
    Attention: Vice President, Marketing
    Fax: (303) 450-4308

        Notices or communications shall be effective when received or otherwise known to the recipient or its legal representative. This provision is not intended to be exclusive, and any notice actually received shall be sufficient

        16.   ASSIGNMENT.

        This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto, provided, however that ETHICON is entitled to assign its rights and obligations under this Agreement to any Affiliate without prior written approval from FISCHER, but FISCHER is not entitled to assign this Agreement to any other party without the prior written approval of ETHICON, which may be withheld in its sole discretion.

        17.   FORCE MAJEURE.

          (a)   Application. No failure or omission, in whole or in part, to carry out or observe any of the terms, provisions or conditions of this Agreement shall give rise to any claim by ETHICON against FISCHER or by FISCHER against ETHICON or be deemed to be a breach of this Agreement, if the same is caused by or arises out of force majeure.

          (b)   Definition. To the extent that it is not within the reasonable control of the party whose performance under this Agreement is affected thereby, the term "force majeure" as used in this Agreement shall mean war, hostilities, acts of the public enemy, acts of terrorism, riot, or public disorder; acts of Government; acts of God or the elements; failure of transportation; failure of equipment or facilities of third parties; labor disturbances; and any other cause whether or not of a similar nature provided that it is beyond the reasonable control of the party thus prevented from performing its obligations hereunder, which would have the effect of preventing and/or impeding the supply of Product in accordance with the terms of this Agreement, except that FISCHER shall not be relieved of any obligations to make any payments when due under this Agreement.

          (c)   Notice. The party affected shall give the other party notice of the cause preventing or hindering the production, delivery or shipment of Product and shall give a further notice as soon as practicable after such cause has ceased to have effect.

        19.   NO AUTOMATIC WAIVER INVALIDITY.

        Failure to enforce any provision of this Agreement by either party shall not be construed as a waiver of that provision. If any provision of this Agreement is deemed invalid, illegal or incapable of being enforced under any applicable rule of law or public policy, the remainder of this Agreement shall be valid and otherwise enforceable to the fullest extent permitted by law; provided, however, that if the validity or unenforceability of such part of or provision in this Agreement substantially denies to a party the intended benefits of this Agreement, this Agreement may be terminated by such party on 30 days written notice to the other party hereto.

        19.   GOVERNING LAW.

        This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without respect to the laws that might otherwise govern under applicable principles of conflict of laws.

        20.   DISPUTES.

        Except as expressly provided otherwise in this Article 20, any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof (each such controversy or claim is hereinafter referred to as a "Dispute"), shall be settled as follows:

          (a)   Officers at or above the Vice President level of each party shall attempt to resolve any Dispute prior to commencing the procedures set forth below.

          (b)   If after seven days the officers are unable to resolve the Dispute, the Chief Executive Officer and/or the highest ranking officer of each party shall submit to non-binding mediation which shall take place for a period of one day in New York, New York before a mediator that is knowledgeable about the subject matter of the Dispute and that is mutually acceptable to the parties. If the parties are unable to agree on the selection of a mediator, a mediator will be chosen by an arbitrator selected pursuant to the rules of the American Arbitration Association (AAA) who will then select such mediator from a list of distinguished neutral mediators maintained by the AAA. The mediator shall confer with the parties to design procedures to conclude the mediation within no more than 45 days after initiation. Under no circumstances shall the commencement of arbitration under paragraph (c) below be delayed more than 45 days by the mediation process specified in this paragraph (b). Each party has the right to pursue any provisional relief from the appropriate court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

          (c)   If during such one-day mediation the parties are unable to resolve the Dispute, the Dispute shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA then pertaining, except where those rules conflict with this provision, in which case this provision controls. The parties hereby consent to the jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder. Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrator shall be an attorney specializing in business litigation who has at least 15 years of experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction. The arbitration shall be held in New York. New York and the arbitrator shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within 30 days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow such procedures. The parties agree neither to request or seek to enforce any punitive, consequential, exemplary or special damages from the arbitrator and the arbitrator shall not be empowered to grant any such damages. The arbitrator shall issue written findings of fact and conclusions of law. Either party may appeal issues of law to the appropriate court, including the application of law to the facts.

          (d)   The arbitrator shall be bound by the express terms of this Agreement and may not amend or modify such terms in any matter. Any award rendered by the arbitrator shall be consistent with the terms of this Agreement, and such terms shall control the rights and obligations of the parties. The proceedings shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard both parties' confidential information.

        21.   PUBLICITY.

        No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, without the prior written consent of the other party hereto if such other party or any Affiliate (a "Named Party") is named in such publicity, news release or public announcement, except where required by law; provided, that in such event, the party issuing same shall still be required to consult with the Named Party a reasonable time prior to the release of the publicity, news release or public announcement to allow the Named Party to comment thereon and, after its release, shall provide the Named Party with a copy thereof. For clarification, both parties agree FISCHER may issue a press release in connection with the commencement or termination of this Agreement subject to prior review by ETHICON.

        22.   INTEGRATION; MODIFICATION.

        This Agreement together with the Schedules hereto consists of the entire Agreement between the parties with respect to the distribution of Product in the Territory for use in the Field; provided, however, that the parties hereby recognize that this Agreement explicitly contemplates the furnishing of certain documents in the future, including, without limitation, sales forecasts and price lists, and this section shall not be deemed to invalidate any such documents that are contemplated to be provided. This Agreement may be modified only by a writing signed by an authorized officer of the party against which such modification is asserted. Specifically, but without limitation of the foregoing, no provision of any purchase order or other form used by FISCHER in any transaction contemplated by this Agreement shall add to, detract from or in any other way modify this Agreement unless specifically agreed to in a separate writing signed by an authorized officer of ETHICON.

        IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

ETHICON ENDO-SURGERY, INC.
By:	/s/ RICHARD DAKERS
Name: Richard Dakers
Title: VP Worldwide Business Development
FISCHER IMAGING CORPORATION
By:	/s/ STEPHEN BURKE
Name: Stephen Burke
Title: EVP Finance & CFO

SCHEDULE 1(c)

TERRITORY

50 States and District of Columbia of the United States.

The Parties may add territories to the Agreement by a modification in accordance with Section 22 of the Agreement.

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NON-EXCLUSIVE DISTRIBUTORSHIP AGREEMENT